Composite Technology Corporation
Second Quarter 2010 Earnings
May 11, 2010

Operator:                                           Good day, ladies and gentlemen, thank you for standing by.  Welcome to the Composite Technology Corporation Second Quarter 2010 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press star, followed by the one on your touchtone phone.  Please press star, zero for Operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Tuesday, May 11, 2010.

I would now like to turn the conference over to our host, the Director of Investor Relations, Mr. James Carswell.  Please go ahead, sir.

James Carswell:                                 Thank you and welcome to our earnings call for the quarter ending March 31, 2010.  With us today on the call Benton Wilcoxon, our Chief Executive Officer; D.J. Carney, our Chief Financial Officer; and Marv Sepe, our Chief Operating Officer.

Before we get started, I’d like to read a brief Safe Harbor statement and then turn the call over to Benton.  The statements made during this call and which are not strictly historical in nature constitute forward-looking statements.  Such statements include, but are not limited to, the statements regarding the potential sales of ACCC® conductors and related products, expectations regarding CTC Cable revenues, costs, expenses and cash flow for fiscal 2010, expectations regarding any current or future litigation, top line growth, earnings potential and CTC Cable business and the Company’s position in the Green Energy Efficiency and Alternative Energy sectors, as well as the Company’s plans for CTC Cable in the United States or internationally, plans for development efforts in the CTC Cable business, expectations for current and future CTC Cable sales and anticipated financial results for fiscal 2010.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause CTC’s actual results to be materially different from those expressed or implied in such forward-looking statements.  These factors included, but are not limited to, risks related to the operation of CTC Cable, risks related to the Company’s financial wellbeing, sources of materials and the risks that the Company will continue as a going concern, the risk that customers who use our ACCC® conductor technology may not grow as anticipated and the risk that the anticipated market opportunities may not materialize at the expected level, or at all, activities may not result in the growth of possible revenue.  All forward-looking statements are quantified in their entirety by this cautionary statement and CTC is providing this information as of this date and does not take any obligation to update any forward-looking statements discussed in this call as a result of new information, future events, or otherwise, other than required under the applicable Securities laws.

Now, I’d like to turn this call over to our CEO, Mr. Benton Wilcoxon.

Benton Wilcoxon:                               Thank you, James.  Our agenda for today’s call will be as follows.  First, CFO, D.J. Carney, will provide some commentary on our financial results; then I will provide some color for the quarter and talk about near- and mid-term objectives and opportunities for the business; finally, we will take questions on the results.   D.J.

D.J. Carney:                                         Thanks, Benton.  I’ll take a few minutes to walk through the financial results for the second quarter.  ACCC® revenues for the quarter were $4.3 million, as compared to $7 million in the March 2009 quarter, but an improvement from $2.7 million in the December 2009 quarter.  Revenue declines were due to lower unit shipments from a year ago, primarily due to the decrease in sales into China, which declined $5.2 million from the 2009 quarter.  Revenues continued to expand, however, in our U.S. and Indonesian markets, which grew to $4 million in 2010, an increase of $2.9 million from a year ago, but for the six months ended March 31, 2010, revenues decreased by $3.6 million, due to $7.4 million of lower sales in China, offset by revenue increases of $3.8 million from non-China sources in the U.S., South America and Indonesia.

Our net loss from continuing operations for the quarter increased $2 million to $5.4 million, from $3.4 million in the prior year, due to the net effect of $1.1 million of lower gross margin and operating expense increases of $0.9 million.

Gross margin decreased by $1.1 million from the March quarter of 2009, due to lower unit sales and a higher proportion of sales in lower per unit margin ACCC® conductors sold in 2010, as compared to 2009, which were primarily ACCC® core sales.  Sequentially, gross margin improved by $800,000 to $1 million, or 23.8% of revenues, from $200,000 or 8% of revenues in the December 2009 quarter.  The improvement was due to higher sales volumes, although it did include an additional $500,000 in additional inventory reserves, of which $300,000 was attributed to a raw material reserve and $200,000 was attributed to a finished core product reserve.  The finished core product reserve was due to waste caused by the substitution of previously produced core for a new order and was not due to product issues.

The March quarter again saw significant plant under-utilization which resulted in an additional $400,000 in negative production variances, which were charged to cost of sales.  Absent the production variances, March 2010 gross margins would have been in line with historical gross products margins.

Excluding stock compensation, depreciation and other non-cash charges, the March 2010 cash basis operating expenses increased by $1.7 million over the March 2009 quarter and it was driven by $0.5 million of idle production expenses, now classified into SG&A expense in 2010, higher legal expenses related to our ongoing litigation, additional sales related headcount and sales compensation costs, and the cost of one additional officer.  Sequentially, March 2010 cash basis expenses decreased by $100,000 from December 2009.

As for the balance sheet, we ended the quarter with unrestricted cash of $2.7 million, a reduction of $11.2 million from the December 2009 quarter, and the result of net spending of $2.1 million on operations, and repayment of the 9.1 million convertible debt which came due in January 2010.  Two weeks after the quarter end and as described in our Form 8-K, we raised $10 million in senior secured debt to shore up our balance sheet.

With that, I’ll turn the call back over to our CEO, Benton Wilcoxon.

Benton Wilcoxon:                               Thank you, D.J.  Overall, despite improvement to revenue line over December’s numbers, we would have liked to have seen better results for the quarter.  However, we feel that we continue to improve our positioning to take advantage of orders as they come into play from those that we have already identified and have supplied engineering comparison data to the customers.  We have to be ready for a significantly increased flow, which we believe is possible, as increased awareness of the energy savings value takes effect.  We have noted in the recent months this increased awareness, due to our responses from new customers and from various political contacts and clean energy initiatives which are occurring on both county level here in California, all the way up to state level, and through the United States.

In addition, you will note from a press release which was released today that Composite Technology was chosen to join Commerce Secretary Locke on a Clean Energy Trade Mission to China.   We are one of about 24 companies which have been chosen to travel next week throughout China, and to several meetings to discuss our clean energy technology, energy efficiency technology, energy storage technology, and so on, transmission distribution technology, to the Chinese.  Of them, there are significant companies involved, such as Duke Energy, General Electric, the Boeing Company, Peabody Energy, AES, and of course CTC will be represented by Marvin Sepe, our COO. In this case, you can see there is this awareness that our technology does cause a significant reduction in line losses.  In fact, to date, we can find no other technology that really has the same effect on line losses for any overhead line consideration.  Therefore, that’s probably one of the reasons why we were chosen; however, that’s just my speculation and certainly what I would believe to be the case.

Nevertheless, we need to take advantage and be positioned here in the Company, so we have done many, many things to position ourselves to take advantage of any increased order flow.  We have literally a few hundred million in potential projects which we have identified and engineered, and these have been acknowledged by the customers as having the best and most significant advantage to the projects involved.  Nevertheless, there are significant events occurring within the industry which are keeping these slightly delayed or on a hold pattern.  In fact, we might just say that the economic downturn continues to have an effect on capital spending of customers with reconductoring and new construction projects usually delayed or curtailed.  Traditionally, the utility industry lags changes in the economy by at least six months.  Therefore, even if people start to realize that the economy is, as some people do believe, is coming out of its shall we say serious downturn over the last couple of years, the effect is not yet felt in the industry, and we note this is the case even with other cable companies which are also experiencing a shortage of orders or shall we say a downturn on orders, although they believe that they will come out, just as they always have traditionally done, as soon as there is enough lag period has passed.

We believe that this has also the same effect in China, South America and Europe, which we have seen significant delays from those customers, while we have also had higher bookings, though, in North America and in Indonesia.  Therefore, we believe that there are glimpses of light coming into the utility industry and we would expect that we could have a significant increase in orders over the next several months, which would necessitate us really being in a position to rapidly energize ourselves to fulfill those orders.  To that end, we continue to qualify and work with Alcan, to continue qualifying them as a strander, and we expect them to begin stranding, really, at least in this qualification, sometime within June, and to be contributing to revenues in the second half of our calendar 2010.  We’re continuing our strander agreement strategy and expect to announce additional stranders in South America shortly, since we have been in final negotiations and I believe we’ve come to conclusions about practically every detail in those agreements.

We are actively reducing production overhead costs.  We recently implemented a cost reduction measure and have renegotiated our facility’s lease, where we expect to save approximately $500,000 in savings per quarter as a result of these measures.  We are increasingly moving our cost structure towards a more optimized variable cost framework and away from a high fixed cost framework.  We have added some key new hires and we continue to fill a few positions, which would be significant key players in the marketing and business development area, but during this time period we added a Director of Operations, Kevin Price; we’ve added a Director of Business Operations, Rod Fermin; we’ve added a Vice-President of R&D, which is Jason Huang.  We’ve changed some titles around and we also have a Vice-President of Research, Dave Bryant, who’s been with us for a long time; and we’ve changed the title of Don Douglas to Vice-President of External Affairs; changed the title of Ann Io to International Business Development Manager; and we’re in the process of final negotiations with a particular individual, a very, very strong player, to be Director of Transmission Engineering; and under that we have hired a couple of new application engineers with very, very advanced credentials, including one with a PhD.  So, we are positioning ourselves very nicely as a company to take advantage of any upturn in our business, which we believe firmly is in play.

To continue to do so, we also did implement a cash bonus system, which reaches down to incentivize key middle managers towards a profitable revenue generation.  It’s very important to out, if there isn’t profitable revenue generation, then the bonus is essentially worthless.  Therefore, I think that one has to understand, from a shareholder point of view, these incentives work very strongly towards keeping management highly focused towards this revenue generation.

We continue to address the key markets like China.  We have formed our China subsidiary, CTC Cable Asia Limited, and we’re actively staffing that business to support the strategic initiatives and sales expected from the region.  Marv Sepe just returned from China, and of course he’ll be going back on the Commerce Department tour next week and will be finishing up some more business with our subsidiary there in China.  We’re very close to finalizing new strategic initiatives that will position ourselves in that country of China for long-term sales growth with very important strategic regional relationships.

We’re active in a couple of the new regions that we spoke about in our last conference call, such as North Africa, and in Central America, as well as in the Middle East.  We believe that our products are very well suited for those areas and we have engineered major projects and are in final process approvals, and in some cases final type certification strategies to get them officially approved by the Standards Committees of those particular countries.

We’re working very hard to broaden our sales penetration in our existing markets, of course.  This is obviously a key to our success.  We are working very hard with our potential customers and as they become customers, to allow us to announce very significant facts which sometimes are overlooked.  For example, in our small project for Keys Energy, which we announced yesterday, there is a significant savings in capital expense for the immediate installation of those lines, since they did not have to replace most of the tower structures, so they saved over $1 million immediately.  They won and, therefore, they don’t have to worry about energy savings as a method to justify why they would use our advanced conductor, although they will have that benefit in the natural course.  Their real immediate benefit was that they could immediately solve a problem which had been dogging them for years and increase that link to the mainland over the key water span without this large-scale construction project and new towers.  We had the same situation in a couple of other bids in some other countries, which are very large crossing projects, over marsh lands and waterways, and which they also have realized that they will now save money initially upfront, which is so significant if you look at it as the total overall project cost and not just as the cost of our ACCC® conductor by the foot, or by the meter.

Therefore, we believe this increased awareness is the key to our success.  Increasing awareness through the Public Utility Commission and in Washington is key.  We have a significant lobbying effort going on in Washington which we’re seeking to make them aware, to Senators, as they consider and review an energy bill.  We already have some favorable positions, are in the House Bill which was passed over a year ago, but of course now it has to be adjusted and something has to come out of the Senate and then they have to reach some type of an agreement, which would allow some type of credit incentive or tax credit for anyone installing a line which has significant line loss savings.  Ours does that, very clearly, and therefore we believe that this is an excellent position in legislation and believe that it’s only a question of time to when these things play a major role in our business, as being the natural extension of our desire to save the environment, conserve energy, reduce generation due to saving line losses, which are otherwise just lost energy.

These are some of the key issues which we’ve been working on, other issues which continue on with the Company, which are just part of doing business, is we continue, of course, have a large escrow from our DeWind sale, which has specific release provisions which we’re working on, and actually believe that some amounts will be released in the near future as we try to finalize agreements with the buyer of DeWind, and as that comes through, they, of course, will add to the revenues of the Company.  In the meantime, to shore up our finances, we have completed a $10 million loan facility to Company to give us running room until the sales pick up from our new business development and marketing sales efforts.

Litigation, of course, remains an issue with the Company, which is something which one has to do.  We continue to strongly support our patent position by defending our patents, and we will maintain and continue to do that throughout the world wherever such a need arises, and we shall continue to prosecute, whatever is necessary, and any other aspects which are shall we say attacking the Company or variously interfering with our business opportunities.

Therefore, as we go forward, we believe that this new awareness of the modern grid is taking hold and we are seeking to get some analysts that will begin to write about this modern grid, and realize that a smart grid is nice but it’s not really a modern grid unless you continue to add to the smartness of computer switching systems, sensors and so on, by linking that all together with a better, more energy efficient conductor in the transmission system.

With that, I would like to thank you for listening.  I will now take a few questions.

Operator:                                              Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press star, followed by the two.  If you’re using speaker equipment, you will need to lift the handset before making your selection.  One moment, please.  Our first question comes from the line John Vornle with Longterm Capital Company.  Please go ahead.

John Vornle:                                         Yes, hello, Benton, and hello everybody else who’s there.

Benton Wilcoxon:                                 Hello, John.

John Vornle:                                           I have been looking at the stock performance of this Company for a number of years and I’ve always felt that there is a development, there are assets which exist within this Company which are not necessarily recognized by the world at large, in terms of understanding the total market capitalization that exists here.  For a long-term institutional investor, could someone address the three or five reasons that describe the unique characteristics that perceptively give CTC its value, that would take the longest time for a competitor to duplicate?

Benton Wilcoxon:                                 Yes, I think, off the top of my head, John, I would say that you are correct.  I’ve been in some recent meetings with some other highly placed individuals with a great deal of access to advanced research, with unlimited budgets to acquire research.  The low-hanging fruit in the transmission market worldwide, and of course most of it would be worldwide, is in excess of $2 billion per year, according to most of the people that I’ve talked to that are experts in the field.  In that remark, there would certainly be room for lots of players into the field, because they also remarked that, in general, the market is around $30 billion per year, but if you looked at the low-hanging fruit, the easiest portion of it, it would be, say, $2 billion a year; also, it’d be fairly simple.  So, there’s certainly room for more than one to play.

But, off the top of my head, the one key item which is critical, notwithstanding the fact that we do have patents—we recently had a patents challenged and they were reinforced by being, shall we say, restated, or whatever it is, they’ve been re-examined by the Patent Office, and not only did they allow our original ones, they also allowed us to increase the number of claims, where we more than doubled the number of claims in two of the particular patents that were challenged.  Therefore, in addition to having a strong intellectual property position, the one key thing that all utilities, no matter where they are in the world, or any Standards group, is going to require that you have just dozens upon dozens, if not, you know, hundreds, of tests done on your product, and this will take a tremendous amount of time and it’s quite expensive.

The second thing is, in addition to that, you have to do the long and difficult process, that we had to do, which is you’ve got to get someone to try it first and they have to put it up, then they’re going to watch and take a look at it and see it.  We have things up well over four years now with several utilities and, of course, some of them have still bought more, but they have not decided yet to do the major infrastructure new lines, which we would expect they should do because of the energy savings features, and possibly increase reliability, in that you could cover the overloads very easily of any high demand conditions or rerouting of power under any type of emergency conditions.  So, one would think that would be easy, but in fact they really want to see it up for a significant period of time.

So, if someone’s coming out, has to first, of course, think about whether they’re going to pass through the intellectual property gate, and after that, they’ve got to go into production, they’ve got to set up ISO quality control provisions, which we’ve done, which takes time, then you’ve got to do all this testing, which takes time, then you’ve got to actually get customers to implement it, which takes a tremendous amount of time and money.  Therefore, I would say that it’s rather difficult for anybody to come up to the same position, except for the same number of five years that it took us to get here, assuming they could get through all the gates.

Does that answer some of the thoughts?

John Vornle:                                        Yes.  I recently, through a customer, or somebody who was becoming customer, saw an experience list of CTC, and I ended up becoming totally impressed by the quantity and mileage of the conductor cable that was out there, but what are the two or four realities that prevent CTC from capitalizing on the value and the benefits that you just enumerated?

Benton Wilcoxon:                                Well, essentially, in the past, no one made a decision on a transmission power line due to energy savings.  It’s just assumed that all transmission lines have line losses.  You try to mitigate it in terms of how much budget do you have to how big a line can you put in, which would have of course less losses, but then of course is going to cost you a lot more; it’ll be heavier, so the towers have to be built higher and they’re going to be stronger, and the towers cost more than the line.  So, there’s always this cost trade-off analysis, and that’s been something they’re used to doing.  What they’re not used to doing is saying, ah, there’s other alternatives that can be added to that complex trade-off equation, which would be a line which actually has those advantages, number one, and number two, actually has these line losses over a long period of time, and might actually save in power and so on from day one.  It’s this awareness process which we find so difficult.  You’re dealing with a traditional industry where people are not rewarded by competitive advantage, because utilities are not competitive by nature, they have a designated area, they’re a monopoly in their area, and you do have government policies which don’t really make it clear that there are significant rewards for saving energy.

So, there’s a two-pronged approach that we would need to do to take advantage, and one is this massive educational process, and the second one is the energy policies really need to take advantage of the—well, need to give incentives.  In the current situation, really, a utility basically takes it costs and goes to the Public Utility Commission and asks for a return on investment, which they’re granted, on some specific number which they ask for, or at least ask (inaudible) increase.  That’s what happens.  So, if they were to save a bunch of energy, it might be that they’d just have to pass that all along to their rate payer, so it’s not necessarily an incentive.  Somehow, it would have to be so they would split and get part of that savings, the rate payer would get the other part of the savings, and it would be win-win situation.  So, something like that really needs to become more aware, in my opinion.

John Vornle:                                         So, you’re saying that, basically, the political process, the approval process, the politicians that are involved, including the PUCs, those Commissions that approve this stuff, PUCs, they are not alert to the long-term savings that would actually save their consumers a lot of money over the long term because they are not motivated to even pay attention to the facts?

Benton Wilcoxon:                                That is correct, and we just believe it’s mostly just a lack of awareness.  It’s not deliberate, it’s just a lack of awareness and a lack of anyone sort of pointing out that there’s serious money to be saved.  In one recent line study that Marv Sepe presented to a North African country recently, it was a 200km line and the cost of reconductoring that line was about $2.2 million or something, $2.1 million, as a premium for a conductor, and we found that that premium could be paid for in little over a year, if you looked at line losses and any CO2—in their case, they were generating from fossil fuel, so any CO2 credits.  Certainly, in 18 months, you could see it cross over, so it’s somewhere around 13 to 18 months.  If you looked at it over 30 years, there was about $130 million in savings.  If somebody really looks at these analyses, and even if you want to cut it by half because you just don’t believe the number, which by the way can be completely calculated, then, you know, you find it hard to believe that someone would make that decision otherwise, you know, to go back to the old standard.

 In fact, we ran into that position, where someone said, well, this is hard to believe, but when you then start showing them the detailed calculations and they assign someone to it who comes back and goes, well, it’s basically correct, I mean, it might be plus or minus 10% because of different line utilizations or something, or even if you go plus or minus 20%, it’s still such a huge number.  A country which has to import energy is absolutely not going to make a decision in the future that goes counter to this.  Of course, it’s got to go through various studies and people have got to look at it more and more, but it was very significant.  We’ve turned around and used that same type of comparison in some other cases and we’re finding the same, you know, sort of disbelief, and then when you prove it to them, there’s sort of shock in their eyes, like how could you not consider this.

One of the reasons why we hired, and are seeking to hire, some extremely sharp transmission engineering people with high degrees of experience inside transmission line owners, utilities and so on, is that you need people with that type of experience level to make this argument, because me making the argument, they’re going to look and say you don’t really understand transmissions and load flow, and, likewise, any of our typical guys, they’re going to kind of question, you may know about your material, you may be right, but you don’t understand our system.  That’s why we’ve beefed up the caliber of the people, because they need to do it.  Don Douglas, who heads up our External Affairs, comes from being Head of Transmission for a major utility in the east coast and, therefore, he can speak to that, to the ISOs, to the PUC’s and to government in Washington, and he speaks with credibility.  So, that’s what is key to this awareness campaign, I think.

John Vornle:                                         That’s very helpful, thank you, Benton.  The final part of all of this, because my independent math, you know, comes up with similar types of conclusions, when does this convert into stock value?

Benton Wilcoxon:                                Right.  I appreciate your patience in that, John, because I know you’ve been a shareholder since the very first days, so I appreciate your patience, and I do believe that’s coming fairly soon, especially if we put back together our key situation in China, which is a huge market.   We’ve also been looking at India intensely and had some meetings and are going forward on some new designs in India, of how to strategically enter the market, and we’ve changed our strategy in most all of these countries, as to the best way to have the strategic partner or strategic relationship in each of those areas.  We hope that a few of those things coming into play would trigger something, as well as, we would hope that at some point in time, a significant analyst would pick us up again.  Right now, there’s not really a major analyst covering us due to our decline from the DeWind days.

John Vornle:                                          Okay.  I appreciate your time, thank you.

Benton Wilcoxon:                                  Thank you, John.

Operator:                                                 Thank you, and our next question comes from the line of Mike Breard with Hodges Capital.  Please go ahead.

Benton Wilcoxon:                                   Hello, Mike.

Mike Breard:                                           How are you?

Benton Wilcoxon:                                   Good.

Mike Breard:                                           I notice in the 10-K, you did sell $181,000 in orders from China.  Was that just a small new contract or could that be considerably more significant?

Benton Wilcoxon:                                   I believe that one was for some hardware in China.

Mike Breard:                                           Oh, okay.

Benton Wilcoxon:                                   It was for some existing project, where they were doing some changes, so they added some new hardware.

Mike Breard:                                           Okay, all right.  You’ve been talking about a new Chinese arrangement for quite a while.  I know there’s difficulty dealing with it sometimes, but is this something that might be coming, as far as you know, any day?  I mean, are down to dotting the i’s and crossing the t’s, or is there still some basic disagreements?

Benton Wilcoxon:                                   Well, we’re down to i’s and t’s, I think, we’re moving along quite nicely, so I think you should stay tuned.

Mike Breard:                                           Okay, all right.  Then, with the turbine sales, you have some net value adjustments, is that significant or could you be getting some cash from that thing soon?

Benton Wilcoxon:                                   There is some possibility to get some cash from it, but there are definitely discrepancies here and there, some of the disagreements over deposits which we had put down for other pieces of equipment which they’re taking over, but there have been adjustments, changing in pricing, so there’s little things, some for us and some against us.  I don’t know quite how it turns out, but I’m hopeful that it turns to positive.

Mike Breard:                                           Okay, but it won’t be a real big deal one way or the other?

Benton Wilcoxon:                                    No, since we’re actually not living off of those funds, we’re not counting on them right now.  They’re sitting there keeping the bank happy.

Mike Breard:                                           Okay, and then 5.5 million escrow, you said that could come by September, the end of the fiscal year?

Benton Wilcoxon:                                   That’s what we’re hoping, that we’ll get part of that adjustment in that period.  We’ll have to wait to see the details, because it changes day to day as our legal and accounting team pour through it with the other side, going up and down.

Mike Breard:                                           Okay, and then Alcan, I assume they’re very close to getting the stranding approval and you still see first sales in the September quarter?

Benton Wilcoxon:                                    Yes, my understanding is that they already have the dies and they’re setting things up, getting ready for some trial runs very shortly.

Mike Breard:                                           Okay.  Well, it sounds like if you could just get some people to make some decisions, you could start getting some orders.  That’s one of the questions.  When you list your stranders, you did not mention Midal name, you just say you had a strander in Bahrain, and then you mentioned something about getting some new deals done in the Middle East.  They have not contributed much to sales.  Are you looking for a new strander in the Middle East?

Benton Wilcoxon:                                    Well, at the moment, there’s still a strander in the Middle East and since they’re all set up, they’re ready to deliver tomorrow, you know, if we get an order.  What we’re looking at is different business development partners in other parts of the Middle East which are really not stranders, they’re really engineering companies that design and build power lines and transmission lines and had deals with the Ministry of Energy and so on.  So, that depends on what we’re doing, and whether they’re in Saudi or whether they’re in Qatar or they’re in Oman or, you know, wherever they are, we would supply the cable to them from somewhere.  If Midal wasn’t available, we’d bring it in from somewhere else.

Mike Breard:                                           Okay, and then just a quick question.  You do have these covenants you have to meet on the $10 million credit line.  With the amount of money you’re losing and plus the payroll cash liability, the million, and accounts payable $6.5 million, can you meet those covenants for an extended period of time?

Benton Wilcoxon:                                    Well, we believe that we have it designed to where we have enough new business going to come in, as well as other ways to handle the covenants would be increasing the loan size or actually in equity if we had to.  So, we believe we have positioning so that we can solve those problems before we would trigger any covenants, but of course the primary emphasis is to get the orders in, because that actually solves the problem.

Mike Breard:                                           Well, surely, you wouldn’t sell any equity under $0.25 a share, would you?

Benton Wilcoxon:                                    We wouldn’t want to, but if you’re talking about tripping a covenant, then, you know, you do what you have to do.  That’s not a plan that you intend to exercise, but you have to have plans for everything.  Like having a life raft, you know.

Mike Breard:                                           Okay.  Just one last thing.  I was encouraged to see that the 2011 bonuses do have revenue and margin clauses in them, but just a statement, I think the $200,000 bonuses that were paid could be better used to protect us from the covenant being breached.  That’s all I have to say, thank you.

Benton Wilcoxon:                                     Right.  Okay, thanks.

Operator:                                                   Thank you, and our next question comes from the line of Steve Stiefzater, a private investor.  Please go ahead.

Steve Stiefzater:                                       Benton, thank you very much for taking my call.  It looks like the other two callers have all said something really effective, what’s going on marketing wise, so to follow on with John’s question, have you taken a two-pronged approach, ie, working with the PUCs to incentivize them, or to turn to somebody like TERN to generate an answer from the other side, rather than the utility itself?  I’m looking for a positive answer, obviously.

Benton Wilcoxon:                                     Well, Don is working with the PUCs and, you know, we are trying to get them to understand this issue to the degree that they start to realize there’s these savings involved, then we believe they’ll ask the utilities to do this.  Now, we understand that has already been the case before, but they actually can’t force the utilities to do anything, they can suggest.  But, at least, we’re trying to get the suggestions into play on that side.  Mostly, it’s this incentive aspect which is what we’re really trying to get them to understand, because, typically, they don’t think that way, they think penalty if you don’t meet the air quality standards or you don’t meet the renewable energy portfolio standards or so on, then you would have penalty.  They typically think that way.  We’re trying to say that—and, of course, they’re supposed to protect the rate payer; therefore, if there’s some saving out there, the rate payer ought to get it.   But, on the other hand, as it turns out, the—I think it’s really proper to have the utility incentivized by being able to share/invest and having kind of an open dialogue where everybody admits if I adopted these energy savings aspects, then it would actually be to my advantage, as well, and they’re not hurting my shareholders.  Not me, I meant the utility, as well.  To date, no one has really said that yet, they basically haven’t said that they want to pass back some of that savings through to the utilities.  I think that would be the way to get the best long-term effect for saving energy in the country and, of course, it would be excellent for us, since we’re a very easy way for a utility to capture some of that credit, whereas most of their energy efficiency strategies are very extensive strategies, with very new technology would be quite costly.

Steve Stiefzater:                                        Mm-hmm.  All right, well, a follow-on question then to that, because it looks like you’re trying both prongs, if you will, of the approach, are we maybe too small?  I noticed you’ve got one of the fellows going over with GE over to China, but I’m wondering to myself is our size such that we ought to be merged into somebody, oh, like General Electric, without saying any specific names, and then make the same, so that it flies a lot better?

Benton Wilcoxon:                                      I think that you’re correct, that if we were larger in size, it would certainly be easier, and you get more attention if you have a great big name.  On the other hand, until we sort of capture a big piece of the market, the diluted effect would be just phenomenal since someone would easily buy us at some kind of ridiculous price, which I think the last caller didn’t want to see us sell things at $0.20 something a share.

Steve Stiefzater:                                         He’s right.

Benton Wilcoxon:                                      I do agree with him, we wouldn’t want to do that, but on the other hand, if we had another player, a big company—there have been a couple that we’ve had discussions, but they essentially wanted a discount from today’s market and they’d love to take us over and go into the $2 billion a year market that they’re seeing in their radar is going to come.  I think that it’s certainly a good idea and I think that we will have possibilities in that regard more and more as we get a few of these big orders and prove that we can capture it without a big name.  In the meantime, what we need to do is strategically position ourselves next to a bigger name; for example, with Alcan, for example, who already has a market and is already profitable, and has been profitable, as I understand it, for about a hundred years in their division.  Sometimes, it wasn’t extraordinarily profitable in tough years, but it was always profitable.  Therefore, positioning ourselves with people like that as a strategic relationship, it is the best thing we can do.  Likewise, with China, we’re seeking to do the same thing, and in certain places in South America, likewise, and in Central America, in the Middle East, as well, and India, likewise, we would seek to do that.  So, you’d really not be the smallest person standing by yourself, but would have a strategic brother there, or sister.

Steve Stiefzater:                                         Well, okay.  Good luck.  I hope we see a profitable year.

Benton Wilcoxon:                                       All right, well, I appreciate you and I appreciate your patience.

Operator:                                                     Thank you, and our next question comes from the line of Michael Kellogg, a private investor.

Michael Kellogg:                                       Good afternoon, gentlemen.  Benton, I just want to be sure I understand this correctly.  I think you had mentioned that when Alcan certifies, or qualifies our core by June, you expected sales to come in as early as June?

Benton Wilcoxon:                                      No, they won’t.  I think, originally, they thought they would get qualified a little earlier, but they probably are not going to be qualified—they don’t qualify our core, they actually qualify that they have stranded successfully on our core and meet the standards of what we consider our minimum ACCC® conductor standard, and no doubt they will qualify, it might take one trial run, but that’s pretty simple for a company of that capability and quality.  So, they will qualify and then they have certain minimum requirements, so they probably will be placing some small orders and getting them out to a couple of their key customers.  Of course, they want to, shall I say, crawl before walking and then walk before running.  They want to approach it properly.  We’re in educational processes with their sales team, we’re trying to bring them up to speed, because they never did a value-added sale before, so we’ve got that same difficulty, and we’re trying to assign where one of our business development guys will be with them in those key meetings always, so that we don’t get blind-sided, and then we’ve upgraded our application engineers and are showing them how that works.  I think we have to be involved in helping those sales.  If we sit back and wait, then we would be remiss, just like we found out with other stranders.  Even though they’re very good companies and they know exactly what they’re doing in the stranding and the filling of cable, they don’t know how to make that value-added discussion.

 Michael Kellogg:                                      When is the qualification expected to take place then?

Benton Wilcoxon:                                      I think it’s sometime in June.

Michael Kellogg:                                       All right, and then that will mean some sort of a crawl-before-you-walk type of orders?

Benton Wilcoxon:                                      Yes.

Michael Kellogg:                                       All right.  With our changing some of our fixed costs to variable costs, how much in revenues do we need to do in a year period to break even?

Benton Wilcoxon:                                      D.J., do you have something off the top of your head?

D.J. Carney:                                               Yes, it’s going to be—you know, it obviously depends on what type of products we sell.  If we sell core, it’s typically at a higher margin, versus the conductor.  But we’re basically going to get this thing down to about $4.5 million in operating expenses a quarter, so $16-18 million a year.  Assume you have 35% margin and back into the number and there you are.

Michael Kellogg:                                       All right, thank you.

D.J. Carney:                                               I’d say between 40 and 50 just depending on margins.  That’s kind of why when we structured the bonus system, we were targeting that range of revenues to sort of incentivize the staff to have a large revenue increase initially and then not get paid anything until this thing becomes profitable.

Michael Kellogg:                                       The incentive that was released on April 26, with the incentive, if I read this correctly, kicking in on a 30 million revenue, up to 75 million, for 2010, so far, for the first quarter of 2010, we’ve done 7 million in revenues.  Now, I assume you weren’t just going through all this for nothing.  It would imply that someone in management feels that there’s a possibility of record revenues for the remaining two quarters of the year.

D.J. Carney:                                                Just to clarify, the payout is on a calendar 2010, not a fiscal 2010.  So, under the bonus plan, we only hit 4.3 million year to date on the bonus.

Michael Kellogg:                                        I see.

D.J. Carney:                                                The idea of the Board’s decision on the 30 as the lowest load end was a 50% increase over what had happened in the previous 12 months.  That was the thought process behind the setting of 30 million number, and, obviously, the other gates that were set were based on individual profitability for CTC Cable standalone, and then a gate on the overall corporate profitability.

Michael Kellogg:                                        Still, we’re talking about $8-9 million on average per quarter for the remainder of the calendar year.

D.J. Carney:                                                That would be at the minimum level.

Michael Kellogg:                                        Yes, to get to the incentive.

D.J. Carney:                                                That’s correct.

Michael Kellogg:                                       Therefore, you know, again, being a shareholder here and trying to look at whatever clues I can, I’m looking at this as certainly the management feels that there’s a possibility that we could get to this incentive level.

Benton Wilcoxon:                                      Well, I think there is a possibility, that’s why we put it in.  I mean, I want to set the target high for our guys, too, because, you know, some of these orders are very large.  I’m not kidding, that we have, you know, several hundred million already engineered and identified lines.  Now, are they going to come in today, are they going to come in in a month, are they going to come in in a year, that I don’t know.  Then, when it does come in, it takes a while to produce it and deliver it and it gets a revenue stream.  But, I wouldn’t be so happy if I was sitting here telling you we had nothing ready, engineered and identified that is the best solution for the customer.  Now, we still have to keep up the pressure on the customer to make sure they don’t fall back and say, well, let’s just go ahead and use the same old one we’ve been using because we feel comfortable with that one.  So, there is that constant battle to try to make them aware and then also to try to make sure that we’ve made sure that their governing regulator, whether it’s a PUC or in a foreign country it’s different types of bodies, but everybody has a governing regulator in an infrastructure type play like this, that the infrastructure watchdog or the regulator watchdog knows that this has this particular savings advantage.  We’re trying to add both some advertising and some journalistic articles, which will get this out more and more, so that everybody talks about it more.

       I think that’s why we were pretty excited about Marv Sepe’s trip to China with Secretary Locke, and he’ll be traveling with one of the individuals, the CEO and Chairman of Duke Energy, he’ll be there traveling around with him for five days.  One of them might wear the other one out, I’m not sure which one, but I’m going to bet on Marv because he’s more determined.  He may not agree.  We’ve been trying to do things with various levels with Duke, but we’re arming him now with all of the information of everything we’ve done and then hoping that we can make some tracks while he’s there, because he’s been one of the largest outspoken proponents of both the megawatt and the fact that the so-called fifth fuel is energy efficiency.  So, we’ve got to show him, you know, here’s a sample for your hands to hold here, and talk about it every moment that this is one of your megawatts, one of your fifth fuels, it’s sitting here in this little conductor piece, and all you have to do is implement it and you have all these advantages, and, by the way, there’s already in the House this tax credit advantage already passed in a Bill and, therefore, why don’t you put some more pressure with your awesome lobbying strategies on the Senate and the House to come up with something which makes sense as an energy policy and take advantage of all this.  I’m pretty convinced that he can get through to him, because he’ll get more talk time than he would ever have gotten, or any of us would ever have gotten, trying to get a two- or three-minute meeting with such a key executive.

Michael Kellogg:                                       Yes, right, it certainly is an extension here of your awareness campaign one-to-one.  A question about that awareness campaign.  You know, when you go to like New Orleans, and I take it Don Douglas was there, John Brewster was there …

Benton Wilcoxon:                                      Right.

Michael Kellogg:                                       When you’re talking to these people one-on-one and you explain this to them, do they light up, are they excited about it, are they interested?

Benton Wilcoxon:                                      Yes.  In fact, our big event we threw at the New Orleans Power Conference, everybody said it was the best event of the conference.  I think it was the highest attended event.  The mayor of New Orleans was there, I think the Lieutenant Governor was there.  There were many significant people present at the meeting and people were talking quite highly.  We hope it wasn’t just the free beer, but on the other hand we really believe people were very enthusiastic.  There were several hundred attendees from both utilities, as well as a few regulators.

Michael Kellogg:                                       I see, you’re talking about the boat ride itself?

Benton Wilcoxon:                                      Right.

Michael Kellogg:                                       Oh, great.

Benton Wilcoxon:                                      But, I mean, our booth was highly attended, and I would point out that other individual companies which would have products that might be considered in the same genre as ours, including one that makes metal matrix composite, 3M, they were not even represented at the conference, or the exhibits.  So, I think that we had a prominent display and we were busy the full time, and I think we need to do more of that, even though it takes a lot of effort to do it, but this is part of this awareness campaign and we just have to get out there.

Michael Kellogg:                                       Right, and now you have follow-up meetings?

Benton Wilcoxon:                                      Right, and this is the key thing, is we now have a good strategy in place and we’ve set up quite a nice teamwork so that all that follows more efficiently, we have more bodies, so it occurs better than it did in the past.

Michael Kellogg:                                       All right, well, thank you very much.  Continue the awareness campaign.

Benton Wilcoxon:                                     I will, thank you, and thank you for your continued support of the Company.  I believe our time has run out and I would like to thank all the shareholders and analysts and those listening for their continued support of the Company, and we will continue to seek to bring the dream of better revenues and more profitability here into the Company.  Thank you.

Operator:                                                    Ladies and gentlemen, this concludes the Composite Technology Corporation Second Quarter 2010 Earnings Conference Call.  If you would like to listen to a replay of this call, please dial 1 800 406-7325, and for international participants, please dial 1 303 590-3030, and enter the access code 4298680, followed by the pound key.  The replay will be available until May 18, 2010.  Thank you for your participation.  You may now disconnect.